EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

As of October 13, 1996, the Company had directly and indirectly the following active subsidiaries, all of which are included in the Companys consolidated financial statements furnished herewith:

    Subsidiaries of
Chock full oNuts Corporation




Chock Realty Corporation     California    100%


CFN of New York, Inc.        New York      100%


Cains Coffee Co.            Delaware       100%


Cains Holding Company       Delaware       100%


Quikava, Inc.               Massachusetts  100%